Exhibit (g)(2)

EXHIBIT B

to the Custody Agreement

Fund Names

Separate Series of Amplify ETF Trust

Name of Series

Amplify Ethereum 3% Monthly Option Income ETF

Amplify Ethereum Max Income Covered Call ETF